Rule 10f-3 Transactions



Fund Name:               	WF Corebuilder Series M
Security Description:    	MASSACHUSETTS ST DEV FIN
				AGY R
Trade Date:              	12/15/17
Affiliated Principal
 Underwriter:            	Wells Fargo
Executing Broker:        	CHASE SECURITIES
Purchase Price:          	$116.024
Shares/Par:              	5,000,000
Underwriting Concession: 	0.425%

Fund Name:               	WF  Corebuilder  Series M
Security Description:    	VIRGINIA ST CMWLTH
				TRANSPRTN B
Trade Date:              	12/01/17
Affiliated Principal
 Underwriter:            	Wells Fargo
Executing Broker:        	MERRILL MBS
Purchase Price:          	$122.530
Shares/Par:              	2,000,000
Underwriting Concession: 	0.150%